Filed pursuant to Rule 433(d)
                                     Registration Statement No. 333- 131356-02

                    FINAL TERM SHEET, dated August 14, 2006

                                $1,227,477,513
                         USAA AUTO OWNER TRUST 2006-3
                                Issuing Entity
                             USAA Acceptance, LLC
                                   Depositor

                                           USAA
                                           FEDERAL
                        [USAA LOGO OMITTED]SAVINGS
                                           BANK

                           USAA FEDERAL SAVINGS BANK
                         Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2006-3 Asset Backed Notes:


                             Class A-1           Class A-2          Class A-3          Class A-4             Class B
                              Notes(3)            Notes(3)           Notes(3)           Notes(3)            Notes(4)
                       ---------------     ---------------     --------------    ---------------     ---------------
Principal
   Amount.........        $257,000,000        $270,000,000       $442,000,000       $221,653,000         $36,824,513

Per Annum
   Interest
   Rate...........             5.4047%               5.47%              5.36%              5.36%               5.66%

Final
   Scheduled
   Payment
   Date...........       Aug. 15, 2007       Apr. 15, 2009      Feb. 15, 2011      Jun. 15, 2012       Mar. 15, 2013

Initial Public
   Offering
   Price (1)......         100.000000%          99.995412%         99.987639%         99.988961%          99.978691%

Ratings
   (Moody's/S&P) .        Prime-1/A-1+             Aaa/AAA            Aaa/AAA            Aaa/AAA                 BBB

Payment Date......            Monthly,            Monthly,           Monthly,           Monthly,            Monthly,
                             beginning           beginning          beginning          beginning           beginning
                         September 15,       September 15,      September 15,      September 15,       September 15,
                                  2006                2006               2006               2006                2006
                       (subject to the     (subject to the    (subject to the    (subject to the     (subject to the
                          business day        business day       business day       business day        business day
                           convention)         convention)        convention)        convention)         convention)
Weighted Average
   Life(2)                        0.31                0.95               2.00               3.31                3.56

CUSIP.............         903279 AA 5         903279 AB 3        903279 AC 1        903279 AD 9         903279 AE 7

(1)   Plus accrued interest from August 22, 2006.
(2)   Pricing speed:  1.6% ABS (with a 10% clean-up call)
(3) The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4) The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account.

Trade Date:  August 14, 2006
Settlement Date:  August 22, 2006


                                Joint Global Coordinators of the Class A Notes
Banc of America Securities LLC                                                            JPMorgan
                                                   Co-Managers of the Class A Notes
Barclays Capital
                             Deutsche Bank Securities
                                                              Lehman Brothers
                                                                                          Wachovia Securities
                               Joint Global Coordinators of the Class B Notes
Banc of America Securities LLC                                                            JPMorgan

                  The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

                  This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.


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